UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2015

EAGLE MOUNTAIN CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	000-50140	16-1642709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20333 Tomball Pkwy, Suite 204, Houston, Texas	77070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 378-8028

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Item 3.02	Entry into a Material Definitive Agreement. Unregistered Sales of Equity Securities.

On June 5, 2015, Eagle Mountain Corporation (the “Company”) executed an assignment and assumption agreement (the “Assumption Agreement”) with Eagle Mountain Ltd., a Belize corporation (the “Assignor”). Pursuant to the Assumption Agreement, the Company acquired certain agreements and assets and assumed debts in the aggregate amount of $1,327,017 from the Assignor. In consideration, the Company issued the Assignor and/or its assignees 8,000,000 shares of a newly designated Series B Convertible Preferred Stock and 2,050,000 shares of a newly designated Series C Convertible Preferred Stock, and 100,000 shares of a newly designed Series D Convertible Preferred Stock, as more fully described under Item 5.03 below.

On June 5, 2015, the Company entered into debt exchange agreements (the “Exchange Agreements”) with holders of convertible debentures which the Company assumed from the Assignor. Pursuant to the Exchange Agreements, the holders released the Company in full from the Company’s obligations to them for an aggregate of $1,327,017 in convertible debentures, and the Company cancelled, extinguished and discharged such obligations, in exchange for the issuance to the holders of an aggregate of 538,509 shares of Series D Convertible Preferred Stock.

The shares of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock were issued to “accredited investors,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

The foregoing description of the Assumption Agreement and the Exchange Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of (i) the Assumption Agreement, which is filed as Exhibit 10.1 hereto; and (ii) the Form of Exchange Agreement which is filed as Exhibit 10.2 hereto, each of which is incorporated herein by reference.

Item 5.03                          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year End.

On June 8, 2015, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (“Series B Preferred Stock”) authorizing the issuance of up to 8,000,000 shares of Series B Preferred Stock. Each share of Series B Preferred Stock has a stated value of $0.001 and is automatically convertible into 90 shares of the Company’s common stock upon the Company’s filing of an amendment to its Certificate of Incorporation to increase its authorized number of shares of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The holders of Series B Preferred Stock are entitled to vote on all matters submitted to the Company’s stockholders and shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of Series B Preferred Stock are convertible.

The Company also filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (“Series C Preferred Stock”) authorizing the issuance of up to 2,100,000 shares of Series C Preferred Stock. Each share of Series C Preferred Stock has a stated value of $0.001 and is automatically convertible into 1,800 shares of the Company’s common stock upon the Company’s filing of an amendment to its Certificate of Incorporation to increase its authorized number of shares of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The holders of Series C Preferred Stock are entitled to vote on all matters submitted to the Company’s stockholders and shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of Series C Preferred Stock are convertible.

The Company also filed a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (“Series D Preferred Stock”) authorizing the issuance of up to 640,000 shares of Series D Preferred Stock. Each share of Series D Preferred Stock has a stated value of $0.001 and is automatically convertible into 1,800 shares of the Company’s common stock upon the Company’s filing of an amendment to its Certificate of Incorporation to increase its authorized number of shares of common stock, provided, however, such conversion shall not occur prior to September 1, 2015. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The holders of Series D Preferred Stock are entitled to vote on all matters submitted to the Company’s stockholders and shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of Series D Preferred Stock are convertible.

The foregoing description of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of (i) the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, which is filed as Exhibit 3.1 hereto;(ii) the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock which is filed as Exhibit 3.2 hereto, and (iii) the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock which is filed as Exhibit 3.3 hereto, each of which is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock
10.1	Assignment and Assumption Agreement
10.2	Form of Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MOUNTAIN CORPORATION
Dated: June 8, 2015
	By:	/s/ Ronald Cormick
	Name:	Ronald Cormick
	Title:	Chief Executive Officer